UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2018

ABBVIE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35565	32-0375147
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1 North Waukegan Road

North Chicago, Illinois 60064-6400

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (847) 932-7900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                                 Entry into a Material Definitive Agreement

Revolving Credit Agreement

On August 31, 2018 (the “Effective Date”), AbbVie Inc. (“AbbVie”), entered into a revolving credit agreement (the “Credit Agreement”) among AbbVie, as borrower, the lenders and other parties from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for a $3.0 billion unsecured revolving credit facility.

Advances will be available from the Effective Date through the fifth anniversary thereof, subject to the satisfaction (or waiver) of certain conditions set forth in the Credit Agreement.  The commitments and advances under the Credit Agreement will terminate, mature and be payable, as applicable, in full on the date that is five years after the Effective Date.

Borrowings under the Credit Agreement may, at AbbVie’s election, bear interest at either (a) the base rate plus an applicable margin (“Base Rate Loans”) or (b) the Eurocurrency rate plus an applicable margin (“Eurocurrency Rate Loans”).  The applicable margin with respect to such borrowings varies from 0.000% to 0.325% per annum for Base Rate Loans under the Credit Agreement and 0.700% to 1.325% per annum for Eurocurrency Rate Loans under the Credit Agreement, in each case depending on the public debt ratings of AbbVie in effect from time to time.

The Credit Agreement contains affirmative covenants, negative covenants, including a financial covenant, and events of default customary for unsecured financings of this type.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and such exhibit is incorporated herein by reference.

Amendment to 364-Day Term Loan Credit Agreement

On August 31, 2018, AbbVie entered into an amendment (the “Amendment”) to that certain 364-Day Term Loan Credit Agreement, dated as of May 17, 2018 (the “Term Loan Agreement”), among AbbVie, as borrower, the lenders and other parties from time to time party thereto, and Bank of America, N.A., as administrative agent, pursuant to which the Term Loan Agreement was amended to conform to certain terms and provisions of the Credit Agreement.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached as Exhibit 10.2 to this Current Report on Form 8-K, and such exhibit is incorporated herein by reference.

Item 1.02.                         Termination of a Material Definitive Agreement.

In connection with its entry into the Credit Agreement, on the Effective Date AbbVie repaid all of its outstanding obligations and terminated all commitments outstanding under the Revolving Credit Agreement, dated August 18, 2014, as amended (as in effect from time to time, the “Existing Credit Agreement”), among AbbVie, the lenders and other parties from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

The Existing Credit Agreement provided for a $3.0 billion unsecured revolving credit facility.  Absent termination, it would have matured in October 2019. Borrowings under the Existing Credit Agreement, at AbbVie’s election, bore interest at either (a) the base rate plus an applicable margin or (b) the Eurocurrency rate plus an applicable margin.  The applicable margin with respect to such borrowings varied from 0.000% to 0.500% per annum for Base Rate Loans under the Existing Credit Agreement and 0.625% to 1.500% per annum for Eurocurrency Rate Loans under the Existing Credit Agreement, in each case depending on the public debt ratings of AbbVie in effect from time to time.

Item 2.03.                         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description set forth in Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.

Item 9.01                             Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated as of August 31, 2018, among AbbVie, the lenders and other parties party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

10.2	First Amendment to 364-Day Term Loan Credit Agreement, dated as of August 31, 2018, among AbbVie, the lenders and other parties party thereto, and Bank of America, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABBVIE INC.

	By:	/s/ William J. Chase
		Name:	William J. Chase
Date: September 6, 2018		Title:	Executive Vice President, Chief Financial Officer